Exhibit 99.1

Dear CoreSite Colleagues,

Today we announced that CoreSite has entered into an agreement to combine with American Tower Corporation, a leading global provider of wireless communications infrastructure, including towers and next generation wireless technologies, with a presence in 25 countries across six continents. We believe the transaction will create a differentiated, comprehensive and interconnected communications real estate platform optimally positioned to benefit from the convergence of wireline and wireless networks amid accelerating global 5G deployments. You can read the press release that was issued moments ago here [LINK].

I wanted to share with you why I believe this is an important and exciting development for our company — and for our team.

This is a unique opportunity to combine with a strong, complementary partner and the right strategic step for CoreSite to enhance our ability to scale, successfully expand our footprint, and invest for sustainable growth. As part of American Tower, we will have a strong platform to accelerate our growth trajectory by replicating the development of highly interconnected data center campuses in additional U.S. metro areas, as well as internationally, using American Tower’s extensive, on-the-ground presence across the globe. In addition, our customers will benefit from our ability to harness the combined power of the core and mobile edge to take full advantage of the potential of 5G with seamless integration between wireless data networks, interconnected data center campuses and native cloud onramps in a single interoperable digital supply chain.

Therefore, we expect the combined company to be ideally positioned to address growing customer needs through an enhanced value proposition for network and cloud providers, service integrators, and enterprise customers.

While I am confident this is the right next step for our company, I also recognize that it is significant news for you to process. I hope that after some time for reflection, you will be as excited about this opportunity, for CoreSite and for you, as I am. The themes I described above relate very closely to the part of our purpose related to providing exceptional interoperability towards a more collaborative world. I would also like you to know that this is not a sudden decision and is in fact a result of our ongoing strategic work, and that several of your colleagues across the organization have participated in sharpening the strategy that has taken us in this direction. I expect you will come to share my strong belief in the benefits that this transaction provides to all of our stakeholders, including our employees.

As a company with a deep understanding of real estate technology businesses and a like-minded customer-centric culture, American Tower has a deep appreciation for what we have accomplished. Their interest in joining forces with us reflects the contributions each of you has made to position CoreSite as a premier provider of secure, reliable, high-performance data center, cloud access and interconnection solutions across the U.S.

Importantly, American Tower shares our entrepreneurial approach and commitment to empowering their people, creating a positive work environment for their teams. Because they greatly value the expertise and deep market knowledge of our talented team, we expect that substantially all of our employees will remain in their current roles and will have greater opportunities as the combined company pursues its near- and long-term growth plans.

We expect to complete the combination by the end of the year, or shortly thereafter, subject to customary closing conditions. Between now and then, we remain a standalone company and it is business as usual. That means that there are no expected changes to your roles or responsibilities, or the way we go-to-market, as a result of today’s announcement.

We know you have and will continue to have questions as we move forward. The entire leadership team is committed to providing as much information as we are able to at any given time, and you should expect to hear more as the process progresses.

In the meantime, let’s finish 2021 strong by staying focused on our work: delivering for our customers, following through on key priorities and goals, and continuing to execute.

Thank you for your hard work and dedication to CoreSite.

Paul Szurek, CEO

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of CoreSite nor is it a substitute for any tender offer materials that American Tower, Appleseed Holdco LLC, Appleseed Merger Sub LLC or CoreSite will file with the SEC. A solicitation and an offer to buy shares of CoreSite will be made only pursuant to an offer to purchase and related materials that American Tower intends to file with the SEC. At the time the tender offer is commenced, American Tower will file a Tender Offer Statement on Schedule TO with the SEC, and CoreSite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CORESITE’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of CoreSite at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting American Tower or CoreSite. Copies of the documents filed with the SEC by American Tower will be available free of charge under the “Investor Relations” section of American Tower’s website at www.americantower.com. Copies of the documents filed with the SEC by CoreSite will be available free of charge under the “Investors” section of CoreSite’s website at www.coresite.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, American Tower and CoreSite file annual, quarterly and current reports, proxy statements and other information with the SEC. American Tower’s and CoreSite’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: uncertainties as to the timing of the tender offer and mergers; uncertainties as to how many of CoreSite’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the geographic concentration of CoreSite’s data centers in certain markets and any adverse developments in local economic conditions or the level of supply of or demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition, including indirect competition from cloud service providers; failure to obtain necessary outside financing; the ability to service existing debt; the failure to qualify or maintain CoreSite’s status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; the effects on CoreSite’s business operations, demand for CoreSite’s services and general economic conditions resulting from the spread of the novel coronavirus (“COVID-19”) in CoreSite’s markets, as well as orders, directives and legislative action by local, state and federal governments in response to such spread of COVID-19; and other factors affecting the real estate industry generally. All forward-looking statements reflect CoreSite’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, CoreSite disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the CoreSite’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in CoreSite’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by CoreSite from time to time with the SEC, including current reports on Form 8-K and quarterly reports on Form 10-Q, as well as the Schedule 14D-9 to be filed by CoreSite and the Schedule TO and related tender offer documents to be filed by American Tower and Appleseed Merger Sub LLC. All forward-looking statements are based on information currently available to American Tower and CoreSite, and American Tower and CoreSite assume no obligation and disclaim any intent to update any such forward-looking statements.